Appendix
Free Share Schedule
This Schedule 2 provides for the grant of awards of free shares to employees of Shell plc and its subsidiaries.
1.Type of Awards
Eligible Employees may be granted Free Share Awards pursuant to this Schedule 2.
2.Eligibility
Free Share Awards may only be granted to Eligible Employees who are not executive directors of the Company.
3.Source of Shares
Free Share Awards may only be satisfied using existing Shares. No Shares may be issued or transferred from treasury to satisfy Free Share Awards.
4.Terms of Free Share Awards
4.1Prior to the grant of a Free Share Award the Grantor will decide:
4.1.1the number and class of Shares subject to the Free Share Award or the method for determining the number and class;
4.1.2the Award Date;
4.1.3whether or not dividend equivalents will be payable (under Rule 9 of the Master Plan) in respect of the Free Share Award and, if so, on what basis; and
4.1.4any Adjustment Events which will apply to the Free Share Award (see Rule 16 of the Master Plan).
5.Vesting of Free Share Awards
5.1Free Share Awards shall Vest on the Vesting Date, save where Rule 7 of this Schedule 2 or Rule 17 of the Master Plan applies.
5.2If a Free Share Award does not Vest on or before the Vesting Date, it will lapse.
6.Consequences of Vesting
6.1The Grantor will procure that Shares are transferred to the Participant or to a nominee, trustee or other entity designated by the Grantor for the Participant’s benefit. Such transfer will be made, subject to any Dealing Restriction which prevents such transfer, as soon as reasonably practicable and will normally be made within 45 days of the date of Vesting; provided, however, that such issue or transfer will be made not later than:
6.1.1where Rule 7.2, 7.3, 7.4, 8, or Rules 17.3 or 17.6 of the Master Plan applies, March 15 of the calendar year following the calendar year in which the cessation or early vesting date (Rule 7.2, 7.3, 7.4), death (Rule 8), date of obtaining Control or sanction (Rule 17.3 of the Master Plan) or decision of the Directors (Rule 17.6 of the Master Plan) occurs; and
6.1.2in all other cases, March 15 of the calendar year following the calendar year in which the Vesting Date occurs.
If, however, any Dealing Restriction would delay such issue or transfer beyond the relevant deadline set out in this rule, then the Vested Award will be paid in cash pursuant to Rule 12 of the Master Plan not later than such relevant deadline.
7.Leaving Employment
7.1General rule
If a Participant ceases to be an employee of a Member of the Group before the Vesting Date, their Free Share Award will lapse on the date of cessation except as otherwise provided in this Rule 7 or Rule 8. For the avoidance of doubt if a Participant ceases to be an employee of a Member of the Group after the Vesting Date, there will be no impact on their Free Share Award.
7.2Exceptions to the general rule
Subject to Rules 7.3 and 7.4, if a Participant ceases to be an employee of a Member of the Group before the Vesting Date because of:
7.2.1disability, injury or ill-health;
7.2.2retirement as determined by the Grantor (which determination may take into consideration, among other items, local laws, regulations or policies);
7.2.3redundancy;
7.2.4the completion of a fixed-term contract; or
7.2.5any other reason, with the specific consent of the Grantor (given within 14 days after cessation of the Participant’s employment), their Free Share Award will continue and will Vest in accordance with Rule 5, provided however, that the Directors may reduce the Award pro rata to reflect the time which has elapsed between the Award Date and the date of cessation.
7.3Early Vesting
Where Rule 7.2 applies, the Grantor may decide that the Award will Vest on cessation or on a later date chosen by it, but not later than the Vesting Date.
7.4Sale of employer
7.4.1Subject to Rule 7.4.2, if a Participant ceases to be an employee of a Member of the Group by reason of:
(a)the Participant’s employing company ceasing to be under the Control of the Company or a Member of the Group; or
(b)a transfer of the undertaking, or the part of the undertaking, in which the Participant works to a person which is neither under the Control of the Company nor a Member of the Group, then, unless the Directors determine otherwise, their Free Share Award will continue and will Vest in accordance with Rule 5. The Directors may reduce the Award pro rata to reflect the time which has elapsed between the Award Date and the date of cessation.

7.4.2Where this Rule 7.4 applies and to the extent that the Directors determine that equivalent rights have been granted or offered to Participants, then Free Share Awards will not Vest under this rule to the extent that the Directors so determine. To the extent that the Directors determine that any Free Share Awards do not Vest under this rule then they will lapse.
7.5Meaning of “ceasing to be an employee”
For the purposes of this Rule 7 a Participant will be treated as continuing to be an employee of a Member of the Group:
7.5.1if the Participant is an employee of any Member of the Group; or
7.5.2if the Participant recommences employment with a Member of the Group within 7 days.
8.Death
If a Participant dies before the Vesting Date, their Free Share Award will Vest in full on the date of death.
9.Data Protection
The personal data of any Eligible Employee, Participant or former Participant may be processed in connection with the operation of the Plan in accordance with the Group’s prevailing data protection policy and as notified to Eligible Employees in accordance with UK GDPR. By participating in the Plan, a Participant consents (otherwise than for the purposes of UK GDPR) to the processing of their personal data in connection with the operation of the Plan.
10.Meaning of Words
In this Schedule 2:
“Free Share Awards” means a conditional right to receive Shares which is not subject to a Performance Condition;
“Master Plan” means the Shell Share Plan 2014;
“UK GDPR” means the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc) (EU Exit) Regulations 2019, from time to time; and
“Vesting Date” means the first anniversary of the Award Date, which shall be construed as the “Qualifying Date” where appropriate for the purposes of construing the provisions of the Master Plan, as set out below.
11.Cross reference to Master Plan
The following provisions of the Master Plan shall apply to Free Share Awards as if they had been granted under the Master Plan:
Rule 2    Granting Awards
Rule 3.2 Other conditions
Rule 4     Form of Awards
Rule 5    No Transfer of Awards
Rule 6    Individual limit
Rule 8    Variations in share capital, demergers and special distributions

Rule 9    Voting, dividends and dividend equivalents
Rule 12    Cash alternative
Rule 16    Clawback and malus
Rule 17    Takeovers and restructurings
Rule 18    Withholding of tax
Rule 19    Relationship with terms of a Participant’s employment
Rule 20     General (other than Rule 20.4, Rule 20.6, and Rule 20.9)
Rule 21     Changing these rules (other than Rule 21.2)
Rule 22    Governing law and jurisdiction
Rule 23    Language of the Rules
Rule 24    Section 409A of the US Internal Revenue Code
Rule 24     Meaning of Words (unless defined in this Schedule 2, in which case the definition in this Schedule 2 will prevail)
12.    Provisions Applicable to Participants Subject to Tax in the United States
The following provisions shall apply to each Free Share Award held by a Participant who is subject to tax in the United States, notwithstanding any provision of this Schedule 2 or the Master Plan to the contrary:
12.1     Any delivery of Shares or other pay-out of such Free Share Award shall be made during the 45 day period beginning on the earliest to occur of the Vesting Date or the date of death of the Participant (Rule 8). In no event shall the recipient of Shares or other pay-out of any such Free Share Award be permitted to designate the taxable year of the payment.
12.2    Accordingly, Rule 7.3 of this Schedule 2 shall not apply to any such Free Share Award and accelerated delivery or other accelerated pay-out under this Schedule 2 or the Master Plan (including, without limitation, Rule 7.4 of this Schedule 2 or Rule 17 of the Master Plan) shall not apply to any such Award other than in the case of death of the Participant (Rule 8).

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